Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2019 relating to the consolidated financial statements and financial statement schedule of Crocs, Inc. and subsidiaries and the effectiveness of Crocs, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2018, appearing in the Annual Report on Form 10-K of Crocs, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
October 30, 2019